As filed with the Securities and Exchange Commission on April 2, 2008.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GMH COMMUNITIES TRUST

(Exact name of Registrant as specified in its charter)

Maryland	20-1181390
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

10 Campus Boulevard Newtown Square, Pennsylvania 19073 (610) 355-8000
(Address, including zip code, of Principal Executive Offices)

GMH MILITARY HOUSING MANAGEMENT LLC

NON-QUALIFIED DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

Joseph M. Macchione

Executive Vice President and General Counsel

GMH Communities Trust

10 Campus Boulevard

Newtown Square, Pennsylvania 19073

(610) 355-8000

(Name, address and telephone number,

including area code, of agent for service)

Copies to:

John Martini, Esq.

Reed Smith LLP

 2500 One Liberty Place

1650 Market Street

Philadelphia, PA 19103

(215) 851-8100

CALCULATION OF REGISTRATION FEE

Title of securities to Be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering Price		Amount of registration fee
Deferred Compensation Obligations	$10,000,000	(1)	N/A	(1)	$10,000,000	(1)	$393.00

(1)  The Deferred Compensation Obligations are unsecured obligations of GMH Military Housing Management LLC, a subsidiary of GMH Communities Trust, to pay deferred compensation in the future in accordance with the terms of the GMH Military Housing Management LLC Non-Qualified Deferred Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents filed by GMH Communities Trust (the “Trust”) with the Commission are incorporated by reference into this Registration Statement:

(1)                                  The Trust’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on March 14, 2008, and related Annual Report on Form 10-K/A, filed with the Commission on March 27, 2008;

(2)                                  The Trust’s Current Reports on Form 8-K, filed with the Commission on February 12, 2008, February 14, 2008, February 29, 2008 and March 25, 2008;

(3)                                  The description of the Trust’s common shares of beneficial interest, par value $.001 per share, contained in the Trust’s Registration Statement on Form 8-A filed with the Commission on September 2, 2004, to register such securities under the Exchange Act.

All reports and other documents subsequently filed by the Trust pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

Reznick Group, P.C., independent registered public accounting firm, has audited the consolidated balance sheets of GMH Communities Trust as of December 31, 2007 and 2006, and the related consolidated statements of operations, beneficiaries’ equity and cash flows for the years ended December 31, 2007 and 2006, as included in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2007, and as set forth in its reports thereon which are incorporated by reference herein. These financial statements are incorporated by reference herein in reliance on the report of Reznick Group, P.C., given on their authority as experts in accounting and auditing. Audited financial statements of the Trust to be included in subsequently filed documents will be incorporated herein in reliance upon the reports of Reznick Group, P.C. pertaining to such financial statements (to the extent covered by consents filed with the Commission) given on the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedules of GMH Communities Trust for the year ended December 31, 2005, as included in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2007, as set forth in its report thereon which is incorporated by reference herein. These financial statements and schedules are incorporated by reference herein in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Item 4.                                                           Description of Securities.

The $10.0 million of deferred compensation obligations (the “Obligations”) being registered under this Registration Statement may be offered to certain eligible employees of a subsidiary of the Trust, GMH Military Housing Management LLC (“GMH Military Housing Management”), pursuant to the GMH Military Housing Management LLC Non-Qualified Deferred Compensation Plan (the “Plan”). The eligible employees will consist of certain management and highly compensated employees determined to be eligible under the Plan by the Plan’s Administrative Committee (the “Committee”).

The Obligations are general unsecured obligations of GMH Military Housing Management to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of GMH Military Housing Management and rank pari passu with other unsecured and unsubordinated indebtedness of GMH Military Housing Management from time to time outstanding. GMH Military Housing Management has established a “rabbi” trust to hold assets contributed under the Plan. However, these assets remain general assets of GMH Military Housing Management and rank pari passu with other unsecured and unsubordinated indebtedness of GMH Military Housing Management from time to time outstanding.

Under the Plan, participants may elect to defer a portion of their base salary, as well as incentive/bonus payments for Plan Year (generally from January 1 through December 31 of any year), provided that (i) in order to defer any base salary for a Plan Year, the participant must defer a minimum of $2,000 of his or her base salary and may defer up to 15% of his or her base salary in a Plan Year, and (ii) in order to defer incentive/bonus payments for a Plan Year, the participant must defer a minimum of $2,000 of his or her incentive/bonus payments and may defer up to a maximum of 50% of such incentive/bonus payments in a Plan Year.  The amount of compensation deferred by each participant is determined in accordance with each participant’s deferral election and the provisions of the Plan. Participants will be eligible to receive matching contributions into their deferral accounts from GMH Military Housing Management if the participant makes the maximum permissible salary deferral under GMH Military Housing Management’s 401(k) plan in that Plan Year, with such annual matching contributions equal to 25% of the first 2% of the participant’s base salary and incentive/bonus payments deferred for the Plan Year. Also, the Committee may, in its sole discretion, make an additional discretionary contribution on behalf of a Plan participant in any amount the committee desires. The Plan provides for the investment of each participant’s deferral account in such investments as are available under the terms of the Plan and that such participant may elect. Participants are always 100% vested in their deferral amounts and any matching contributions from GMH Military Housing Management, and will become vested in any discretionary contributions pursuant to a vesting schedule, if any, approved by the Committee or immediately upon the participant’s death or disability.  Upon the occurrence of a change in control (as defined in the Plan), amounts  from deferral accounts may be distributed to participants within 12 months following the change in control, if GMH Military Housing Management determines to make such distribution and the distribution is permitted under applicable law. Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any Obligations. All deferral accounts together with earnings thereon will be payable upon the termination of the deferral period, retirement, death, disability or separation of service in a single lump sum or in installments over a period of up to 15 years in accordance with the terms of the Plan. The Committee may also approve of a distribution from deferred accounts upon an unforeseeable financial emergency with respect to a participant.

GMH Military Housing Management reserves the right to amend or terminate the Plan at any time, except that no amendment or termination may adversely affect the rights of any participant with respect to amounts to which the participant is entitled prior to the date of amendment or termination.

The Obligations are not convertible into any other security of GMH Military Housing Management. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant of GMH Military Housing Management.

Item 5.                                                        Interests of Named Experts and Counsel.

Not Applicable.

Item 6.                                                        Indemnification of Trustees and Officers.

The Maryland REIT Law permits a Maryland real estate investment trust (“REIT”) to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.  The Trust’s declaration of trust contains a provision which limits the liability of the Trust’s trustees and officers to the maximum extent permitted by Maryland law.

The Trust’s declaration of trust authorizes the Trust to obligate itself, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee or officer and at the Trust’s request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of the Trust or his or her service in any of the capacities set forth in clause (b) above.  The Trust’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of the Trust and at the Trust’s request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status.  The Trust’s declaration of trust and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of the Trust in any of the capacities described above and to any employee or agent of the Trust or a predecessor of the Trust.  Maryland law requires the Trust to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations.  The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the trustee or officer was adjudged to be liable for an improper personal benefit unless in each case a court orders indemnification and then only for expenses.  In accordance with the MGCL and the Trust’s bylaws, the bylaws require the Trust, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Item 7.                                                        Exemption from Registration Claimed.

Not Applicable.

Item 8.                                                        Exhibits.

Exhibit	Description

4.1	GMH Military Housing Management LLC Non-Qualified Deferred Compensation Plan.

5.1	Opinion of Reed Smith LLP.

23.1	Consent of Reznick Group, P.C.

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included on Signature Page of this Registration Statement).

Item 9.                                                        Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newtown Square, Commonwealth of Pennsylvania, on the 2nd day of April, 2008.

GMH Communities Trust

By:	/s/ Gary M. Holloway
Gary M. Holloway
Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. Patrick O’Grady and Joseph M. Macchione, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following individuals in the capacities and on the dates indicated.

/s/ Gary M. Holloway	President, Chief Executive	April 2, 2008
Gary M. Holloway	Officer and Chairman of the
Board of Trustees (Principal
Executive Officer)

/s/ J. Patrick O’Grady	Executive Vice President and Chief Financial Officer	April 2, 2008
J. Patrick O’Grady	(Principal Financial
Officer)

/s/ Bruce F. Robinson	President – Military Housing	April 2, 2008
Bruce F. Robinson	Business and Trustee

/s/ Frederick F. Buchholz	Trustee	April 2, 2008
Frederick F. Buchholz

/a/ James W. Eastwood	Trustee	April 2, 2008
Adm. James W. Eastwood, Ret.

/s/ Michael D. Fascitelli	Trustee	April 2, 2008
Michael D. Fascitelli

/s/ Steven J. Kessler	Trustee	April 2, 2008
Steven J. Kessler

/s/ Denis J. Nayden	Trustee	April 2, 2008
Denis J. Nayden

/s/ Dennis J. O’Leary	Trustee	April 2, 2008
Dennis J. O’Leary

/s/ Richard A. Silfen	Trustee	April 2, 2008
Richard A. Silfen

Exhibit	Description

4.1	GMH Military Housing Management LLC Trust Non-Qualified Deferred Compensation Plan.

5.1	Opinion of Reed Smith LLP.

23.1	Consent of Reznick Group, P.C.

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included on Signature Page of this Registration Statement).